Exhibit 99.1

STREAM GLOBAL SERVICES ANNOUNCES

PROPOSED REFINANCING TRANSACTION

BOSTON, MA — OCTOBER 19, 2012 — Stream Global Services, Inc., a leading global business process outsource (BPO) service provider specializing in customer relationship management including technical support and sales programs for Fortune 1000 companies, today announced it has initiated a process to enter into a new senior secured credit facility, consisting of a term loan and revolving credit facility.  The proceeds of the new credit facility are expected to be used to refinance all outstanding borrowings under Stream’s existing credit facility and 11.25% senior secured notes due 2014 and for general corporate purposes.  The transaction is subject to market and other conditions.  There can be no assurance that Stream will be able to enter into the new credit facility on terms satisfactory to it or at all.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Contact Information:

Leo Vannoni

Treasurer

Leo.Vannoni@stream.com

1-781-304-1856

About Stream Global Services:

Stream Global Services is a leading global business process outsource (BPO) service provider specializing in customer relationship management services including sales, customer care and technical support for Fortune 1000 companies. Stream is a trusted partner to some of the world’s leading technology, computing, telecommunications, retail, entertainment/media, and financial services companies. Stream’s service programs are delivered through a set of standardized best practices and sophisticated technologies by a highly skilled multilingual workforce of over 35,000 employees capable of supporting over 35 languages across approximately 52 locations in 22 countries. Stream strives to expand its global presence and service offerings to increase revenue, improve operational efficiencies and drive brand loyalty for its clients. To learn more about the company and its complete service offering, please visit www.stream.com.

Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements concerning expectations regarding Stream’s ability to enter into a refinancing transaction. The forward looking statements made are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from those anticipated or indicated, including, without limitation, risks and uncertainties relating to our current operation in, as well as entry into, new markets; changes in general economic and business conditions; fluctuations in foreign currency rates; fluctuations in sales volume, timing and sales cycles; our ability to retain our employees in light of competition for agents; our ability to make payments required under our outstanding indebtedness; delays in obtaining new clients or sales from existing clients; delays or interruptions of service as a result of power loss, fire, natural disasters, security breaches, civil unrest or political upheaval, and other similar events; litigation; intense competition in the marketplace from competitors; future acquisitions, joint ventures or other strategic investments; and our ability to obtain necessary financing in the future plus other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.